Exhibit 99.1

The Scotts Miracle-Gro Company    NEWS

Scotts Miracle-Gro Announces the Appointment of
Brian D. Finn to its Board of Directors
MARYSVILLE, Ohio (Dec. 3, 2014) – The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced that Brian D. Finn has been named to its Board of Directors, effective immediately.
“Based on his more than 30 years of experience in strategic investments and M&A, I’m confident our shareholders will benefit from Brian’s strong expertise,” said Jim Hagedorn, chairman and chief executive officer. “On behalf of all the directors, I welcome him to the Board and look forward to working together as we continue to position the business for long-term growth."
Finn retired in 2013 as chairman and chief executive officer of Asset Management Finance (AMF) Corporation and as senior advisor to Credit Suisse. He held numerous positions at Credit Suisse and its predecessor firms, including president of Credit Suisse First Boston and chief executive officer of Credit Suisse USA. Finn was named chairman and head of Alternative Investments at Credit Suisse in 2004; he moved to AMF in 2008, where Credit Suisse is the majority shareholder. He began his career in 1982 as a member of the Mergers & Acquisitions Group at The First Boston Corporation, becoming co-head of M&A in 1993.
Finn is past chairman of the Undergraduate Executive Board of The Wharton School, vice chairman of the board of the City Kids Foundation, a member of the board of the Intrepid Fallen Heroes Fund and the Gordon A. Rich Memorial Foundation.
He received a B.S. in economics from The Wharton School of the University of Pennsylvania.
Finn will serve on the Company’s Audit and Finance Committees with a term that expires in 2017. He fills the vacancy left by Stephanie M. Shern who resigned from the Board in October.
About ScottsMiracle-Gro
With more than $2.8 billion in worldwide sales, The Scotts Miracle-Gro Company is the world's largest marketer of branded consumer products for lawn and garden care. The Company's brands are the most recognized in the industry. In the U.S., the Company's Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company's brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scottsmiracle-gro.com.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
937-578-5622